Policy Regarding Transactions in Company Securities, Inside Information and Confidentiality
Important federal legislation prohibits insider trading and "tipping" inside information, subjecting employers of those who engage in such illegal acts to potential sanctions. As a result, the Company wishes to remind all personnel of its policies regarding trading in Humana securities, inside information and confidentiality. Any violation of these policies may result in immediate dismissal and may subject the individual involved to both civil and criminal penalties. This is an extremely important matter and we urge you to read the following with care.
Prohibitions Against Trading on or Tipping
Inside Information
Federal securities laws restrict corporate insiders (which includes all employees) from purchasing or selling Company securities while aware of material, non-public information about the Company, as well as the communication of such information to any other person for such use. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell, or hold securities. Non-public information is information that has not been effectively disseminated to the investing public.
It is the policy of the Company that Company personnel (including members of the Company’s Board of Directors, officers and all employees) and their respective immediate family and household members (collectively, “Covered Persons”) may not purchase or sell any securities of the Company, or any other corporation or business (including, without limitation, a gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer, regardless of how the securities are held), while aware of material, non-public information concerning the Company, or other corporation or business, as applicable. It is also the Company's policy that all inside information concerning the Company--or, for that matter, any other corporation or business--which is obtained by Company personnel in the course of their employment may not be communicated to any other person (including relatives, friends or business associates, and regardless of the purpose for which such communication may be made), except to the extent necessary to perform work for the Company.
A determination as to whether information is material or is inside information depends on all of the related facts and circumstances. Information you should consider material includes but is not limited to earnings estimates, consolidate operating results, changes in previously released earnings estimates, significant merger, acquisition or divestiture proposals or agreements, major litigation, significant product news, dividend changes, extraordinary management developments and the occurrence of a significant cybersecurity event. In addition, it should be emphasized that material information does not have to relate to a company's business; information about the content of a forthcoming publication in the financial press which is expected to affect the market price of a security could well be material.
Confidentiality
All internal information concerning the Company, and any other corporation or business about which Company personnel obtain information in the course of their employment, must be kept strictly confidential and should not be discussed with any other person inside or outside of the Company, except to the extent necessary to perform work for the Company, nor should such information be discussed with any person within the Company under circumstances where it could be overheard. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to that information.
The unauthorized disclosure of such information could result in serious consequences to the Company, whether or not such disclosure is made for the purpose of facilitating improper trading in securities of the Company or such other corporation or business. In addition to other circumstances in which it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company made by the press, financial analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Company personnel should not respond to such inquiries unless expressly authorized to do so.
December 2023

Policy Regarding Transactions in Company Securities,
Inside Information and Confidentiality

Exceptions to Trading Restrictions
The trading restrictions of this policy do not apply to the following:
a.Retirement and Savings Plan. Investing plan contributions in a Company stock fund in accordance with the terms of the Company's Retirement and Savings Plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this policy.
b.Options. Exercising stock options granted under the Amended and Restated Humana Inc. Stock Incentive Plan (or other stock incentive plan of the Company) where no Company stock is sold in the market to fund the exercise price of an option. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this policy.
Blackout Periods

During certain periods of time described below, referred to as “Blackout Periods”, certain Covered Periods are prohibited from trading in the Company’s securities.

a.Quarterly Blackout Periods. Covered Persons who are or may be expected to be aware of the Company’s quarterly financial results are prohibited from trading in the Company’s securities during the period beginning at the close of the market on the last day of each fiscal quarter and ending twenty-four (24) hours after the Company’s issuance of its quarterly earnings release. The length of any quarterly Blackout Period may be extended by the Chief Legal Officer or Corporate Secretary at any time.

Covered Persons subject to these quarterly Blackout Periods include members of the Board of Directors, Executive Officers, and all other persons who are informed by the Chief Legal Officer or Corporate Secretary that they are subject to the quarterly blackout periods.

b.Other Blackout Periods. From time to time, other events or types of material, non-public information regarding the Company may be pending and not publicly disclosed. While such information remains material and non-public, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected, but the existence of such a blackout will not be announced and must be kept confidential.

Covered Persons subject to such Blackout Periods include members of the Board of Directors, Executive Officers, and all other persons who are informed by the Chief Legal Officer or Corporate Secretary that they are subject to such a Blackout Period.

It should be noted that (i) even if a Covered Person has not specifically been designated as subject to a Blackout Period or (ii) during all periods when a Blackout Period is not in effect, a Covered Person who is in possession of any material, non-public information must comply at all times with the terms of this policy.
Pre-clearance of Trades and Other Transactions by Executive Officers and Directors

All members of the Board of Directors, Executive Officers, and any other persons designated by the Chief Legal Officer as being subject to the Company’s pre-clearance procedures, together with their respective immediate family and household members family, may not engage in any transaction involving the Company’s securities (including, without limitation, a stock plan transaction such as an option exercise, gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer) without first obtaining pre-clearance from the Chief Legal Officer and Corporate Secretary.

For purposes of this section, “Executive Officer” shall include those executive officers designated by the Board of Directors under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
December 2023

Policy Regarding Transactions in Company Securities,
Inside Information and Confidentiality

Additional Prohibited Transactions
The Company considers it improper for Covered Persons to engage in short-term, speculative or certain monetization transactions in the Company's securities. Therefore, it is the Company's policy that Covered Persons may not engage in any of the following transactions:
a.Short Sales. Short sales of Company securities evidence an expectation on the part of the seller that the securities will decline in value. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, Covered Persons must refrain from engaging in short sales of Company securities.
b.Derivative Securities. A transaction in derivative securities may create the appearance that the individual is trading based on inside information. Transactions in derivative securities also may focus the individual's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, Covered Persons personnel are prohibited from engaging in transactions in puts, calls, forward sales contracts, equity swaps, exchange funds, collars or other derivative securities, designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market.
c.Margin Accounts and Pledged Securities. Covered Persons are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral.
Conclusion
We expect all Company personnel to abide by the foregoing policies and procedures. Again, it should be emphasized that any violation may result in serious legal difficulties and may constitute grounds for disciplinary action, including termination of employment. Any questions concerning the policies and procedures set forth herein should be directed to the Company's Law Department and any inquiries made about the Company by persons outside the Company should be directed to the Company's Investor Relations Department. You should not try to resolve any uncertainties on your own.
Humana Inc.
December 2023
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